FIDUCIARY MANAGEMENT, INC.

                                 Code of Ethics


                    Amended effective as of December 31, 2008





I.                DEFINITIONS

A. "Access person" means any director, officer or advisory person of the Adviser.

B.                "Act" means the Investment Company Act of 1940, as amended.

C.                "Adviser" means Fiduciary Management, Inc.

D. "Advisory person" means: (i) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by Managed Accounts, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to Managed Accounts with regard to the purchase or sale of Covered Securities by Managed Accounts.

E. A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell the Covered Security has been made and communicate and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

F. "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes as such Act and the rules and regulations promulgated thereunder, generally any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities.

G. "Control" has the same meaning as that set forth in Section 2(a)(9) of the Act, generally meaning the power to exercise a controlling influence over the management or policies of a company.

H. "Covered Security" means a security as defined in Section 2(a)(36) of the Act, generally any interest or instrument commonly known as a security, except that it does not include:

                           (i) Direct obligations of the Government of the United States;

                           (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

                           (iii) Shares issued by open-end registered investment companies.

I. "Disinterested director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of
                  Section 2(a)(19) of the Act and the rules and regulations promulgated thereunder.

J. "Fund" means FMI Common Stock Fund, Inc., FMI Funds, Inc. or any series of FMI Funds, Inc., and FMI Mutual Funds, Inc. or any series of FMI Mutual Funds, Inc.

K. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

L. "Investment Personnel" means: (i) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Managed Accounts; and (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to Managed Accounts regarding the purchase or sale of securities by Managed Accounts.

M. A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to
                  Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

N. "Managed Accounts" include the Fund and any other client account for which the Adviser provides investment management services.

O. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

P. "Reportable Security" includes Covered Securities and shares of the Fund. It also includes those open-end registered investment companies organized as Exchange Traded Funds (ETF).

Q. "Supervised Person" means any director, officer or employee of the Adviser.

II.               APPROVAL OF CODE OF ETHICS

A. The Board of Directors of the Fund, including a majority of the Disinterested directors, shall approve this Code of Ethics and any material changes thereto.

B. No less frequently than annually, the Chief Compliance Officer of the Adviser shall furnish a report to the Board of Directors of the Fund:

1. Describing issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to such material violations. Such report shall also include a list of access persons under the Code of Ethics.

2. Certifying that the Adviser has adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

C. The Chief Compliance Officer of the Adviser shall furnish a written report to the Board of Directors of the Fund describing any material changes to this Code of Ethics within ten (10) days after making any such material change.

III.              EXEMPTED TRANSACTIONS

The prohibitions of Section IV of this Code of Ethics shall not apply to:

(a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(b) Purchases or sales of Covered Securities which are not eligible for purchase or sale by any Managed Account; provided, however, that the prohibitions of Section IV.B. of this Code of Ethics shall apply to such purchases and sales.

(c) Purchases or sales which are non-volitional on the part of either the access person or Managed Accounts.

(d) Purchases which are part of an automatic dividend reinvestment plan.

(e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV.               PROHIBITED ACTIVITIES

A. Except in a transaction exempted by Section III of this Code, no access person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by Managed Accounts or is being purchased or sold by Managed Accounts. Before an access person so purchases or sells a Covered Security, he or she shall report in writing the proposed purchase or sale to the Adviser's Chief Compliance Officer or designee. The Adviser's Chief Compliance Officer or designee shall review all Managed Accounts to determine whether the Covered Security is then being considered for purchase or sale or is then being purchased or sold for any Managed Accounts. The access person shall delay so purchasing or selling a Covered Security until such time as he or she has been informed by the Adviser's Chief Compliance Officer or designee that the proposed purchase or sale would not violate this Section IV.A., and shall not effect the proposed purchase and sale after the close of trading on the trading day following the day that the access person was so informed by the Adviser's Chief Compliance Officer or designee.

B. Except in a transaction exempted by Section III of this Code of Ethics, Investment Personnel (other than the Adviser's Chief Compliance Officer) must obtain approval from the Adviser's Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. The Adviser's Chief Compliance Officer must obtain approval from the Adviser's President before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. Prior approval shall not be given if (i) the Initial Public Offering involves common stock; or (ii) the Adviser's Chief Compliance Officer or the Adviser's President, as applicable, believe(s) that the investment opportunity should be reserved for Managed Accounts or is being offered to the individual by reason of his or her position with the Fund or the Adviser.

C. No access persons shall borrow money or securities from a client of the Adviser.

D. No access person shall make any recommendation to any client of the Adviser without reasonable grounds to believe that the recommendation is suitable for such client based on information provided by the client after reasonable inquiry by the access person.

V.                REPORTING AND COMPLIANCE PROCEDURES

A. Except as provided in Section V.B. of this Code of Ethics, every access person shall report the information described in
                  Section V.C., Section V.D. and Section V.E. of this Code of Ethics. All reports shall be filed with the Adviser's Chief Compliance Officer.

B. 1. An access person need not make a report with respect to transactions effected for, and Reportable Securities held in, any account over which the person has no direct or indirect influence or control, or with respect to transactions effected pursuant to an automatic investment plan.

2. An access person need not make a quarterly transaction report pursuant to Section V.D. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser's Chief Compliance Officer with respect to the access person in the time period required by Section V.D., provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Adviser.

C. Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information (all of which information must be current as of a date no more than 45 days prior to the date the report was submitted):

1. The title, number of shares and principal amount of each Reportable Security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;

2. The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

3.                The date that the report is submitted by the access person.

D. Every access person shall, no later than ten (10) days after the end of a calendar quarter, file a quarterly transaction report containing the following information:

1. With respect to any transaction during the quarter in a Reportable Security in which the access person had any direct or indirect beneficial ownership:

(a) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) The price of the Covered Security at which the transaction was effected;

(d) The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e)               The date that the report is submitted by the access person.

2. With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

(a) The name of the broker, dealer or bank with whom the access person established the account;

(b)               The date the account was established; and

(c)               The date that the report is submitted by the access person.

E. Every access person shall, no later than February 14 each year, file an annual holdings report containing the following information as of the preceding December 31:

1. The title, number of shares and principal amount of each Reportable Security in which the access person had any direct or indirect beneficial ownership;

2. The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

3.                The date that the report is submitted by the access person.

F.                Any report filed pursuant to Section V.C., Section V.D. or
                  Section V.E. of this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

G. The Adviser's Chief Compliance Officer shall review all reports filed pursuant to Section V.C., Section V.D. or
                  Section V.E. of this Code of Ethics. The Adviser's Chief Compliance Officer shall identify all access persons who are required to file reports pursuant to this Section V of this Code of Ethics and must inform such access persons of their reporting obligation.

VI.               STANDARDS OF BUSINESS CONDUCT AND RELATED MATTERS

A. All Supervised Persons must act in an honest and ethical manner and comply with all applicable laws, rules and regulations of federal, state an local governments. Consistent with their fiduciary responsibilities to the Managed Accounts, all Supervised Persons must place the interests of the Managed Accounts before their own personal interests.

B. All Supervised Persons must report any violations of this Code of Ethics to be Adviser's Chief Compliance Officer.

C. The Adviser's Chief Compliance Officer must provide each Supervised Person with a copy of this Code of Ethics and any amendments and receive from each Supervised Person an acknowledgement of receipt of this Code of Ethics.

VII.              SANCTIONS

Upon discovering a violation of this Code of Ethics, the Board of Directors of the Adviser may impose such sanctions as it deems appropriate.